Exhibit 3.215

9648-1198

Jul 03 1996

Entity Number 2703697

/s/ Secretary of the Commonwealth

ARTICLES OF INCORPORATION

Indicate type of domestic corporation (check one):

☒	Business-stock (15 Pa. C.S. § 1306}

1. The name of the corporation is:

BURLINGTON COAT FACTORY WAREHOUSE OF WILKES-BARRE, INC

This corporation is incorporated under the provisions of the Business Corporation Law of 1988.

2. The (a) address of this corporation’s initial registered office in this Commonwealth or (b) commercial registered office provider and the county of venue is:

(b) Name of Commercial Registered Office Provider     United Corporate Services, Inc.

County     Dauphin

3. The aggregate number of shares authorized is     200

4. The name and address, including street and number, if any, of each incorporator is:

Name     Ray A. Barr

Address     10 Bank Street-Suite 560, White Plains, New York 10606

Signature     /s/ Ray A. Barr

Date     7/2/96

5. The specified effective date, if any, is: month day year hour, if any

6. Any additional provisions of the articles, if any, attach an 8 1/2 x 11 sheet.

7. Statutory close corporation only: Neither the corporation nor any shareholder shall make an offering of any of its shares of any class that would constitute a ‘Public Offering’ within the meaning of the Securities Act of 1933 (15 U.S.C. § 77A et seq.).

8. Business cooperative corporations only: (Complete and strike out inapplicable term) The common bond of membership among its members/shareholders is:

Jul-3 96 PA Dept. of State

Jul-11 96 PA Dept. of State